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                               ULTRATECH STEPPER, INC.

                                     EXHIBIT 11.1

               STATEMENT OF COMPUTATION ON NET INCOME PER COMMON SHARE

Shares used in the net income per common share computation are the weighted average number of common shares outstanding plus dilutive common share equivalents.

Shares used in the per share computation are as follows:


                                        Three Months Ended    Nine Months Ended
                                        ------------------    ------------------
                                        Sept. 30  Sept. 30    Sept. 30  Sept. 30
(in thousands, except per share amounts)  1997      1996        1997      1996
--------------------------------------------------------------------------------

Weighted average common shares
  outstanding                            20,654     20,198      20,555    20,088

Common share equilavents from stock
  options granted (using the treasury
  stock method)                           1,225      1,006       1,138     1,223
                                        -------    -------      ------    ------

Number of shares used in per share
 calculation                             21,879     21,204      21,693    21,311
                                        -------    -------      ------    ------
                                        -------    -------      ------    ------

Net income                               $5,405     $8,835     $15,665   $26,752
                                        -------    -------      ------    ------
                                        -------    -------      ------    ------

Net income per share                      $0.25      $0.42       $0.72     $1.26
                                        -------    -------      ------    ------
                                        -------    -------      ------    ------



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